Exhibit 99.1

Boot Barn Holdings, Inc. Announces First Quarter Fiscal Year 2020 Financial Results and Increased Annual Guidance

IRVINE, Calif.--(BUSINESS WIRE)--July 31, 2019--Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the first fiscal quarter ended June 29, 2019.

Highlights for the quarter ended June 29, 2019, were as follows:

  Net sales increased 14.7% to $185.8 million.
  Same store sales increased 9.4%, including an increase in retail store same store sales of 11.1% and an increase in e-commerce sales of 0.9%.
  Net income was $9.7 million, or $0.33 per diluted share, compared to $6.8 million, or $0.24 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes $0.01 per share of tax benefit from the exercise of stock options compared to $0.09 per share of tax benefit from the exercise of stock options in the prior-year period. Excluding the tax benefit in both years, net income per diluted share in the current-year period grew 113% to $0.32, compared to $0.15 in the prior-year period.

Jim Conroy, Chief Executive Officer, commented, “The underlying strength in the business has continued as evidenced by our strong start to fiscal 2020. First quarter same store sales grew 9.4% driven by a double-digit retail store comp increase, marking the ninth consecutive quarter of positive gains at our physical locations. At the same time, increases in full-price selling and exclusive brand penetration helped fuel a 150 basis point improvement in merchandise margin, which along with SG&A leverage, resulted in significant operating margin expansion. Importantly, we’ve experienced strength across virtually all geographies and merchandise categories and this momentum has continued into the start of the second quarter with same store sales up high-single digits in July, despite eliminating our long-standing anniversary sale in the current year.”

Operating Results for the First Quarter Ended June 29, 2019

  Net sales increased 14.7% to $185.8 million from $162.0 million in the prior-year period. Consolidated same store sales increased 9.4%. Excluding the impact of the 0.9% increase in e-commerce same store sales, same store sales increased by 11.1%. The increase in net sales was driven by the increase in same store sales, sales from new stores added over the past twelve months and the sales contribution from acquired stores.
  Gross profit was $62.2 million, or 33.5% of net sales, compared to $51.4 million, or 31.8% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales and an increase in merchandise margin rate. Gross profit rate increased due to a 150 basis point increase in merchandise margin rate and 20 basis points of leverage in buying and occupancy costs. The higher merchandise margin was driven by better full-price selling and growth in exclusive brand penetration.
  Selling, general and administrative expense was $46.1 million, or 24.8% of net sales, compared to $41.6 million, or 25.7% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of additional costs to support higher sales and expenses for both new and acquired stores. Selling, general and administrative expenses as a percentage of sales decreased by 90 basis points as a result of expense leverage on higher sales.
  Income from operations grew 63.4% to $16.1 million, or 8.6% of net sales, compared to $9.8 million, or 6.1% of net sales, in the prior-year period. This increase represents approximately 260 basis points of improvement in operating profit margin.
  Net income was $9.7 million, or $0.33 per diluted share, compared to $6.8 million, or $0.24 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes $0.01 per share of tax benefit from the exercise of stock options compared to $0.09 per share of tax benefit from the exercise of stock options in the prior-year period. Excluding the tax benefit in both years, net income per diluted share in the current-year period grew 113% to $0.32, compared to $0.15 in the prior-year period.

Balance Sheet Highlights as of June 29, 2019

  Cash of $22.7 million.
  Average inventory per store was up 9.2% on a same store basis compared to June 30, 2018.
  Total net debt of $188.5 million, including an $80.0 million balance under the revolving credit facility.

Fiscal Year 2020 Outlook

For the fiscal year ending March 28, 2020 the Company now expects:

  To open or acquire 25 stores, including stores opened fiscal year-to-date.
  Same store sales growth of approximately 6.0%, compared to the Company’s prior outlook of 5.0%.
  Income from operations of $75.4 million to $78.6 million, compared to the Company’s prior outlook of $71.5 million to $74.4 million.
  Interest expense of approximately $14.2 million, compared to the Company’s prior outlook of $15.5 million.
  Net income of $46.2 million to $48.5 million, compared to the Company’s prior outlook of $41.7 million to $44.0 million.
  Net income per diluted share of $1.57 to $1.65 based on 29.4 million weighted average diluted shares outstanding, compared to the Company’s prior outlook of $1.42 to $1.50.

For the fiscal second quarter ending September 28, 2019, the Company expects:

  Same store sales growth of approximately 7.0%.
  Total sales of $182.0 million to $184.0 million.
  Net income per diluted share of $0.17 to $0.19 based on 29.3 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the first quarter of fiscal year 2020 is scheduled for today, July 31, 2019, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (800) 289-0438. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until August 31, 2019, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 3916127. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 240 stores in 33 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc. Consolidated Balance Sheets (In thousands, except per share data) (Unaudited)

	June 29,	March 30,
	2019	2019
Assets
Current assets:
Cash and cash equivalents	$22,739	$16,614
Accounts receivable, net	6,552	8,095
Inventories	253,895	240,734
Prepaid expenses and other current assets	12,889	11,900
Total current assets	296,075	277,343
Property and equipment, net	93,733	98,663
Right-of-use assets, net	162,702	—
Goodwill	195,858	195,858
Intangible assets, net	60,769	62,845
Other assets	1,464	1,366
Total assets	$810,601	$636,075
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$80,001	$—
Accounts payable	99,471	104,955
Accrued expenses and other current liabilities	48,852	46,988
Right-of-use liabilities, current	30,830	—
Total current liabilities	259,154	151,943
Deferred taxes	16,155	17,202
Long-term portion of notes payable, net	108,464	174,264
Capital lease obligation	—	6,746
Right-of-use liabilities, non-current	146,638	—
Other liabilities	4,495	21,756
Total liabilities	534,906	371,911

Stockholders’ equity:
Common stock, $0.0001 par value; June 29, 2019 - 100,000 shares authorized, 28,542 shares issued; March 30, 2019 - 100,000 shares authorized, 28,399 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	161,369	159,137
Retained earnings	115,413	105,692
Less: Common stock held in treasury, at cost, 66 and 51 shares at June 29, 2019 and March 30, 2019, respectively	(1,090)	(668)
Total stockholders’ equity	275,695	264,164
Total liabilities and stockholders’ equity	$810,601	$636,075

Boot Barn Holdings, Inc. Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)
	Thirteen Weeks Ended
	June 29,	June 30,
	2019	2018
Net sales	$185,767	$161,984
Cost of goods sold	123,611	110,537
Gross profit	62,156	51,447
Selling, general and administrative expenses	46,095	41,618
Income from operations	16,061	9,829
Interest expense, net	3,904	4,100
Other income, net	11	—
Income before income taxes	12,168	5,729
Income tax expense/(benefit)	2,447	(1,032)
Net income	$9,721	$6,761

Earnings per share:
Basic shares	$0.34	$0.24
Diluted shares	$0.33	$0.24
Weighted average shares outstanding:
Basic shares	28,380	27,604
Diluted shares	29,025	28,542

Boot Barn Holdings, Inc. Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Thirteen Weeks Ended
	June 29,	June 30,
	2019	2018
Cash flows from operating activities
Net income	$9,721	$6,761
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation	4,770	4,238
Stock-based compensation	965	612
Amortization of intangible assets	32	193
Amortization of ROU assets	7,424	—
Amortization of debt issuance fees and debt discount	281	305
Loss on disposal of property and equipment	12	—
Gain on adjustment of ROU asset and liability	(193)	—
Store impairment charge	—	213
Deferred taxes	(1,047)	394
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	1,612	(1,051)
Inventories	(13,161)	8,910
Prepaid expenses and other current assets	(867)	(1,245)
Other assets	(274)	(14)
Accounts payable	(6,486)	(13,468)
Accrued expenses and other current liabilities	2,719	(745)
Other liabilities	249	403
Operating leases	(7,306)	—
Net cash (used in)/provided by operating activities	$(1,549)	$5,506
Cash flows from investing activities
Purchases of property and equipment	$(6,822)	$(7,064)
Acquisition of business, net of cash acquired	—	(4,424)
Net cash used in investing activities	$(6,822)	$(11,488)
Cash flows from financing activities
Borrowings on line of credit - net	$80,001	$9,731
Repayments on debt and finance lease obligations	(65,147)	(10,123)
Debt issuance fees paid	(1,203)	—
Tax withholding payments for net share settlement	(422)	(306)
Proceeds from the exercise of stock options	1,267	5,038
Net cash provided by financing activities	$14,496	$4,340

Net increase/(decrease) in cash and cash equivalents	6,125	(1,642)
Cash and cash equivalents, beginning of period	16,614	9,016
Cash and cash equivalents, end of period	$22,739	$7,374

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$201	$240
Cash paid for interest	$3,370	$3,769
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$2,879	$2,559

Boot Barn Holdings, Inc. Store Count

	Fiscal Year Ended	Fiscal Year Ended	Fiscal Year Ended	Quarter Ended
	April 1,	March 31,	March 30,	June 29,
	2017	2018	2019	2019
Store Count (BOP)	208	219	226	240
Opened/Acquired	12	9	17	1
Closed Boot Barn Stores	(1)	(2)	(3)	(1)
Store Count (EOP)	219	226	240	240

	Thirteen Weeks Ended
	June 29, 2019	March 30, 2019	December 29, 2018	September 29, 2018	June 30, 2018
Boot Barn's Net Income	$9,721	$8,697	$19,030	$4,534	$6,761
Income tax expense/(benefit)	2,447	3,736	6,260	10	(1,032)
Interest expense, net	3,904	4,067	4,011	4,153	4,100
Depreciation and intangible asset amortization (a)	4,802	5,178	4,720	4,573	4,431
Boot Barn's EBITDA	$20,874	$21,678	$34,021	$13,270	$14,260

Non-cash stock-based compensation (b)	$965	$666	$791	$804	$612
Non-cash accrual for future award redemptions (c)	97	(73)	526	92	22
Loss/(gain) on disposal of assets (d)	12	-	(4)	27	-
Gain on adjustment of ROU asset and liability (e)	(193)	-	-	-	-
Store impairment charge (f)	-	-	150	92	213
Secondary offering costs (g)	-	-	-	-	176
Boot Barn's Adjusted EBITDA	$21,755	$22,271	$35,484	$14,285	$15,283

Additional adjustments (h)	847	1,059	455	553	935
Consolidated EBITDA per Loan Agreements	$22,602	$23,330	$35,939	$14,838	$16,218

(a)	The thirteen weeks ended June 29, 2019 excludes below-market lease amortization and certain asset depreciation expenses no longer recorded as amortization expense, but rent expense under ASC 842.
(b)	Represents non-cash compensation expenses related to stock options, restricted stock awards and restricted stock units granted to certain of our employees and directors.
(c)	Represents the non-cash accrual for future award redemptions in connection with our customer loyalty program.
(d)	Represents loss/(gain) on disposal of assets from store closures.
(e)	Represents a gain on adjustment of a ROU asset and liability.
(f)	Represents store impairment charges recorded in order to reduce the carrying amount of the assets to their estimated fair values.
(g)	Represents professional fees and expenses incurred in connection with the May 2018 secondary offering.
(h)	Adjustments to Boot Barn's Adjusted EBITDA as provided in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver include pre-opening costs, franchise and state taxes, and other miscellaneous adjustments. Beginning in the thirteen weeks ended June 29, 2019, adjustments also include below-market lease amortization and certain asset depreciation expenses no longer recorded as amortization expense, but rent expense under ASC 842.

Contacts

Investors:
ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com

or

Media:
Boot Barn Holdings, Inc.
Jim Watkins, 949-453-4428
Vice President, Investor Relations
BootBarnIRMedia@bootbarn.com